Exhibit 10.2

Eagle Rock Energy G&P, LLC
A subsidiary of Eagle Rock Energy Partners, L.P.

May 21, 2015

Mr. Roger A. Fox

Dear Roger:

This agreement is entered into by and between you and Eagle Rock Energy G&P, LLC (“G&P”) and sets forth certain amendments to the Confidentiality, Non-Competition and Non-Solicitation Agreement entered into between you and G&P dated as of March 26, 2012 (the “Confidentiality and Non-Competition Agreement”).

This agreement, and the amendments set forth herein, shall be effective upon the closing (the “Closing”) of that certain contemplated Agreement and Plan of Merger (the “Merger Agreement”) by and among Vanguard Natural Resources, LLC, a Delaware limited liability company (“Parent”), Talon Merger Sub, LLC, a Delaware limited liability company and wholly owned indirect subsidiary of Parent, Eagle Rock Energy Partners, L.P., a Delaware limited partnership, and Eagle Rock GP, L.P., a Delaware limited partnership.  For the avoidance of doubt, if the Closing does not occur, this letter agreement will be of no force or effect.

By signing below, you and G&P acknowledge and agree that, effective as of the Closing, the Confidentiality and Non-Competition Agreement is hereby amended in the following manner:

1.                                      The term “Company,” as used in the Confidentiality and Non-Competition Agreement is amended so that it means: “the Partnership, G&P, GP and its and their direct and indirect subsidiaries as exist as of May 21, 2015.”

2.                                      Section 4(h)(ii) of the Confidentiality and Non-Competition Agreement is amended in order to delete the clause “,or was an employee or service provider of the Company, at any time in the 90 days preceding the hiring or engagement” so that, as amended, Section 4(h) (ii) of the Confidentiality and Non-Competition Agreement reads, in its entirety:

“(ii) hire or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee or service provider of the Company.”

3.                                      Section 6 of the Confidentiality and Non-Competition Agreement (“Third-Party Beneficiaries; Definition of Affiliate”) is amended so that it reads, in its entirety:

“6.                          Third-Party Beneficiaries.  Each direct and indirect subsidiary of the Partnership, G&P and GP that is not a signatory hereto is an intended, third-party beneficiary of this Agreement and shall be entitled to enforce Employee’s obligations hereunder as if a party hereto.”

By signing below, you and G&P acknowledge and agree that the Confidentiality and Noncompete Agreement, as now exists and as may be amended by this agreement, remains in full force and effect and is enforceable in all respects.

On behalf of Eagle Rock Energy G&P, LLC,

/s/ Lynda C. Irvine 5/21/2015
Lynda C. Irvine
Vice President of Human Resources

ACKNOWLEDGED AND AGREED:

/s/ Roger A. Fox
Roger A. Fox

5/21/15
Date